Exhibit 99.2

FOR IMMEDIATE RELEASE

Investor Relations:	Media Relations:
Ed Lockwood	Becky Howland, Ph.D.
Sr. Director, Investor Relations	Sr. Director, Corporate Communications
(408) 875-9529	(408) 875-9350
ed.lockwood@kla.com	Becky.howland@kla.com

KLA PRICES SENIOR NOTES OFFERING

MILPITAS, Calif., March 13, 2019 – KLA-Tencor Corporation (NASDAQ: KLAC) today announced it has entered into a firm commitment underwriting agreement on March 13, 2019 to sell $800 million aggregate principal amount of its 4.10% Senior Notes due 2029 (the “2029 Notes”) and $400 million aggregate principal amount of its 5.00% Senior Notes due 2049 (the “2049 Notes” and, together with the 2029 Notes, the “notes”) under an automatic shelf registration statement on file with the Securities and Exchange Commission (the “SEC”). The offering is expected to settle on March 20, 2019, subject to customary closing conditions.

The 2029 Notes will bear interest at a rate of 4.10% per year and the 2049 Notes will bear interest at a rate of 5.00% per year. Interest on each series of notes will be payable semi-annually on March 15 and September 15 of each year, commencing on September 15, 2019.

KLA estimates that the net proceeds of the offering of notes, after deducting underwriter discounts and other estimated offering expenses, will be approximately $[1.186] billion. KLA intends to use the net proceeds from this offering to partially refinance its existing debt, including borrowings under its existing credit agreement, to repurchase shares, and for general corporate purposes.

J.P. Morgan Securities LLC is acting as the sole active book-running manager of the offering.

KLA has filed an effective registration statement (including a preliminary prospectus supplement and accompanying base prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the effective registration statement (including the preliminary prospectus supplement and accompanying base prospectus) for more complete information about KLA and this offering. You may obtain copies of these documents free of charge by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies may be obtained from J.P. Morgan Securities LLC at the following address: 383 Madison Avenue, New York, New York 10179, Attention: Investment Grade Syndicate Desk-3rd Floor or by calling collect at (212) 834-4533.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements:

Statements in this press release other than historical facts, such as statements regarding KLA’s anticipated use of proceeds from this offering, are forward-looking statements, and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations, and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such statements due to various factors, including but not limited to those identified in KLA’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2018, and other filings with the SEC (including, but not limited to, the risk factors described therein). KLA assumes no obligation to, and does not currently intend to, update these forward-looking statements.

About KLA:

KLA develops industry-leading equipment and services that enable innovation throughout the electronics industry. We provide advanced process control and process-enabling solutions for manufacturing wafers and reticles, integrated circuits, packaging, printed circuit boards and flat panel displays. In close collaboration with leading customers across the globe, our expert teams of physicists, engineers, data scientists and problem-solvers design solutions that move the world forward. (KLAC-F)